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                                                                     Exhibit 1.1

(Translation)

                   Articles of Incorporation of Hitachi, Ltd.

Establishment:   February 1, 1920
Amendments:      June 27, 1920        December 25, 1923    August 25, 1928
                 November 26, 1928    May 28, 1929         January 27, 1933
                 October 27, 1933     April 26, 1935       January 27, 1937
                 October 28, 1937     October 27, 1938     February 25, 1939
                 October 27, 1939     August 28, 1940      December 19, 1940
                 April 28, 1941       April 27, 1943       November 9, 1943
                 April 10, 1944       April 27, 1944       August 25, 1944
                 October 27, 1944     April 27, 1945       September 19, 1945
                 May 20, 1946         April 26, 1947       February 16, 1948
                 August 4, 1948       December 27, 1948    September 28, 1949
                 November 28, 1949    October 29, 1951     November 26, 1954
                 November 28, 1955    October 1, 1956      May 28, 1957
                 November 28, 1957    May 29, 1961         November 28, 1961
                 August 31, 1962      November 28, 1962    April 1, 1963
                 May 28, 1963         November 28, 1967    May 28, 1969
                 November 28, 1974    June 28, 1982        June 29, 1989
                 June 27, 1991        June 29, 1994        June 26, 1998
                 June 29, 1999        June 28, 2000        October 1, 2001
                 June 26, 2002        February 6, 2003     April 1, 2003
                 June 25, 2003

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                          Chapter I General Provisions

Article 1.  (Corporate name)

            The Company shall be called "Kabushiki Kaisha Hitachi Seisakusho" in Japanese and "Hitachi, Ltd." in English.

Article 2.  (Corporate purpose)

            The purpose of the Company shall be to carry on the following businesses:
                 1. Manufacture and sale of electrical machinery and appliances.
                 2. Manufacture and sale of industrial machinery and appliances.
                 3. Manufacture and sale of rolling stock.
                 4. Manufacture and sale of telecommunication and electronic machinery and appliances.
                 5. Manufacture and sale of lighting and household machinery and appliances.
                 6. Manufacture and sale of optical and medical machinery and instruments.
                 7. Manufacture and sale of measuring and other general
                    machinery and appliances.
                 8. Manufacture and sale of materials related to the products mentioned in any of the foregoing items.
                 9. Preparation and sale of software.
                10. Preparation and sale of images, software and data related to multimedia.
                11. Leasing and maintenance services of the products mentioned in any of the foregoing items.
                12. Supply of electricity.
                13. Telecommunication, information processing and information supply services, as well as broadcasting.
                14. Undertaking of commercial transactions and payment
                    transactions by utilizing the Internet.
                15. Provision of results of research and development related to biotechnology.
                16. Consulting on any of the foregoing items.
                17. Licensing of industrial property rights and know-how.
                18. Undertaking of engineering related to any of the foregoing items.
                19. Design, supervision and undertaking of construction work.
                20. Money lending, factoring, debt guarantee and investment advisory business.
                21. Home health care support business under the Health Care
                    Insurance Law and the operation of health care and nursing facilities.
                22. Any and all businesses related to the foregoing items.

Article 3.  (Provision of company which adopts the Committee System)

            The Company shall subject itself to the special exceptions as provided for in Chapter II, Section 4 of the Law for Special Exceptions to the Commercial Code Concerning Audit, etc. of Kabushiki-Kaisha (the "Special Exceptions Law") of Japan.

Article 4.  (Location of head office)

            The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 5.  (Method of giving public notices)

            The public notices of the Company shall be given by publication in the Mainichi Shimbun and the Nihon Keizai Shimbun, both published in Tokyo.

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                                Chapter II Shares

Article 6.  (Total number of shares authorized to be issued)

            The total number of shares authorized to be issued by the Company shall be 10,000,000,000 shares; provided, however, that in the event that any shares are canceled, the number of such shares so canceled shall be subtracted from the total number of shares so authorized.

Article 7.  (Number of shares to constitute one unit, etc.)

            The number of shares to constitute one unit of shares of the Company shall be 1,000 shares.

            The Company shall not issue share certificates evidencing less-than-one-unit shares.

            Any shareholder (including beneficiary; the same applies hereinafter) who holds less-than-one-unit shares of the Company shall be entitled to request the Company to sell the number of shares that will, together with such less-than-one-unit shares, constitute a full unit of shares.

Article 8.  (Transfer agent)

            The Company shall have a transfer agent in respect of shares.

            The share register, the beneficiaries' record and the register of loss of share certificates of the Company shall be kept at the business office of the transfer agent.

            The transfer agent mentioned in the first paragraph shall handle for the Company the registration of the transfer of shares and other business relating to shares.

            The provisions of the foregoing paragraphs shall apply with respect to debentures.

Article 9.  (Share Handling Regulations)

            In addition to what is provided in laws, regulations or these Articles of Incorporation, the denominations of share certificates of the Company and registration of the transfer of shares of the Company, registration of rights of pledges, declaration of property in trust, notices from shareholders, reissue of share certificates, handling of exercise of voting rights and other rights of shareholders by electromagnetic methods and other matters relating to the handling of shares shall be governed by the Share Handling Regulations established by the Executive Officer authorized by the Board of Directors.

Article 10. (Provisional address or agent of shareholders, etc., residing abroad)

            Shareholders, pledgees or their legal representatives residing in foreign countries shall establish their provisional addresses or appoint their agents, in Japan, and shall notify such addresses or agents in accordance with the Share Handling Regulations. The same shall apply in case of a change occurring in these matters.

Article 11. (Record date)

            The Company shall treat the shareholders as of the date of the closing of accounts for each business term as shareholders entitled to exercise the rights of shareholders at the ordinary General Meeting of Shareholders for such business term.

            In addition to the preceding paragraph, if it is deemed necessary, the Company may, by giving public notice in advance, by resolution of the Board of Directors, treat the shareholders or pledgees as of a certain date and hour as the shareholders or pledgees entitled to exercise their rights.

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                               Chapter III Organs

                   Section 1. General Meeting of Shareholders

Article 12. (Convening)

            An ordinary General Meeting of Shareholders shall be convened within three months next following the date of closing of accounts of each year and an extraordinary General Meeting of Shareholders shall be convened whenever necessary, in a ward, or ku of Tokyo by the President and Chief Executive Officer in accordance with the resolution of the Board of Directors. If the President and Chief Executive Officer is prevented from discharging his duties, such meeting shall be convened by another Executive Officer in the order previously fixed by the Board of Directors.

Article 13. (Chairmanship)

            Chairmanship of a General Meeting of Shareholders shall be assumed by the President and Chief Executive Officer. If the President and Chief Executive Officer is prevented from discharging his duties, another person shall act as such chairman in the order previously fixed by the Board of Directors.

Article 14. (Exercise of voting rights by proxy)

            Shareholders or their legal representatives may exercise their voting rights by proxy; provided, however, that such proxy must be a shareholder of the Company entitled to vote.

            In the case mentioned in the preceding paragraph, a document showing the power of representation shall be submitted to the Company in advance.

Article 15. (Method of adopting resolutions)

            Unless otherwise provided by laws, regulations or these Articles of Incorporation, resolutions at a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present.

            Any resolution as provided for in Article 343 of the Commercial Code of Japan shall be adopted at a General Meeting of Shareholders at which shareholders representing one-third or more of the voting rights of all the shareholders shall be present, by a majority of two-thirds or more of the voting rights of the shareholders so present.

Article 16. (Minutes)

            With respect to the proceedings at a General Meeting of Shareholders, minutes shall be prepared entering or recording therein the general proceedings and the resultant actions taken thereat, and such minutes shall be kept at the Company after the chairman, the Directors and the Executive Officers present have affixed their names and seals or their electronic signatures thereto.

             Section 2. Directors, Board of Directors and Committees

Article 17. (Number)

            The Company shall have not more than 20 Directors.

Article 18. (Election)

            For the adoption of resolutions for the election of Directors, the presence of shareholders representing one-third or more of the voting rights of all the shareholders shall be required at the General Meeting of Shareholders.

            Resolutions under the preceding paragraph shall not be made by cumulative voting.

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Article 19. (Term of office)

            The term of office of Directors shall expire at the close of the ordinary General Meeting of Shareholders relating to the last closing of accounts within one year after their assumption of office; provided, however, that the term of office of those Directors who have newly assumed office while the other Directors are still in office shall be for the remaining balance of the term of office of the other Directors presently in office.

Article 20. (Chairman of the Board)

            By resolution of the Board of Directors, a Chairman of the Board shall be selected.

Article 21. (Convening of meeting of the Board of Directors)

            Notice for convening a meeting of the Board of Directors shall be dispatched to each Director one week prior to the date of the meeting; provided, however, that in case of urgency, such period may be shortened and such notice may be dispatched three days prior to the date of the meeting.

Article 22. (Exemption of Directors from liabilities)

            The Company may, by resolution of the Board of Directors, exempt any Director from liabilities as provided in Article 21-17, paragraph 1 of the Special Exceptions Law to the extent as provided in laws or regulations.

            The Company may enter into an agreement with any outside Director to limit liabilities of such Director as provided in Article 21-17, paragraph 1 of the Special Exceptions Law to the aggregate amount as provided in the items of paragraph 19 of Article 266 of the Commercial Code, which are applied by paragraph 5 of the said Article of the Special Exceptions Law.

Article 23. (Board of Directors Regulations)

            In addition to what is provided by laws, regulations or these Articles of Incorporation, the matters concerning the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors.

Article 24. (Committees)

            The Company shall have the Nominating Committee, the Audit Committee and the Compensation Committee.

Article 25. (Regulations of Committees)

            In addition to what is provided by laws, regulations, these Articles of Incorporation or by the Board of Directors, the matters concerning each Committee shall be governed by the regulations thereof established by each such Committee.

                          Section 3. Executive Officers

Article 26. (Number)

            By resolution of the Board of Directors, the Company shall have not more than 40 Executive Officers.

Article 27. (Term of office)

            The term of office of Executive Officers shall expire at the close of the first meeting of the Board of Directors after the ordinary General Meeting of Shareholders relating to the last closing of accounts within one year after their assumption of office; provided, however, that the term of office of those Executive Officers who have newly assumed office while the other Executive Officers are still in office shall be for the remaining balance of the term of office of the other Executive Officers presently in office.

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Article 28. (President and Chief Executive Officer)

            By resolution of the Board of Directors, a President and Chief Executive Officer shall be selected, provided that the President and Chief Executive Officer must be a Representative Executive Officer.

Article 29. (Exemption of Executive Officers from liabilities)

            The Company may, by resolution of the Board of Directors, exempt any Executive Officer from liabilities as provided in Article 21-17, paragraph 1 of the Special Exceptions Law to the extent as provided in laws or regulations.

                          Section 4. Chairmen Emeritus

Article 30. (Chairmen Emeritus)

            The Company may have Chairmen Emeritus by resolution of the Board of Directors.

                               Chapter IV Accounts

Article 31. (Date of closing of accounts)

            The date of closing of accounts of the Company shall be March 31 of each year.

Article 32. (Dividends)

            Dividends shall be paid to the shareholders or registered pledgees as of each date of closing of accounts.

            If the dividends mentioned in the preceding paragraph are not received within three years from the date they became due and payable, the Company shall be relieved of the obligation to pay such dividends.

Article 33. (Interim dividends)

            The Company may, by resolution of the Board of Directors, make such distribution of money as provided for in Article 293-5 of the Commercial Code of Japan to the shareholders or registered pledgees as of the last day of September of each year.

            The provisions of the second paragraph of the preceding Article shall apply, mutatis mutandis, to the distribution of money mentioned in the preceding paragraph.

                            Supplementary Provisions

Article 1. (Transitional measure regarding exemption of Directors from liabilities)

            The Company may, by resolution of the Board of Directors, exempt any Director from liabilities in respect of any act prior to the close of the ordinary General Meeting of Shareholders relating to the accounting period ended March 2003 as provided in Article 266, paragraph 1, item 5 of the Commercial Code of Japan to the extent as provided in laws or regulations.

Article 2. (Transitional measure regarding exemption of Corporate Auditors from liabilities)

            The Company may, by resolution of the Board of Directors, exempt any Corporate Auditor from liabilities prior to the close of the ordinary General Meeting of Shareholders relating to the accounting period ended March 2003 to the extent as provided in laws or regulations.